EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FCStone Group, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-125889 and 333-134941 on Form S-8 of FCStone Group, Inc. (the Company) of our report dated November 14, 2008 with respect to the consolidated statements of financial condition of FCStone Group, Inc. and subsidiaries as of August 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended August 31, 2008, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of August 31, 2008, which report appears in the August 31, 2008 annual report on Form 10-K of FCStone Group, Inc.

As discussed in Note 1 to the consolidated financial statements, in 2007 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment”.

As discussed in Note 9 to the consolidated financial statements, in 2008 the Company adopted the measurement date provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R”, and the recognition and disclosure provisions of SFAS No. 158 in 2007.

/s/ KPMG LLP

Kansas City, Missouri

November 14, 2008